EXHIBIT 99.4

UNITED STATES DISTRICT COURT FOR THE
NORTHERN DISTRICT OF MARYLAND


CARNEGIE INTERNATIONAL                 *
CORPORATION,
                                       *
Plaintiff
                                       *
v.
                                                *
KELLEY ALLEN
And                                    *
ARK CAPITAL, INC.
and                                    *        Civil Action No. MJG-99-1517
INDIANHEAD, c/o Yahoo!, Inc.
And                                    *
G. WILLIAM HIGBEE,
                                                              *
          Defendants,
*     *     *     *    *     *     *     *     *    *     *     *
      *

                                   STIPULATION

Plaintiff Carnegie International Corporation and defendant G. William Higbee, by their undersigned respective counsel, stipulate and agree as follows:

1. Carnegie International Corporation, for itself and for all persons, firms or corporations that might claim by and/or through it, for good and valuable consideration in light of Mr. Higbee's retraction and statement of regret attached, accepts Mr. Higbee's expression of regret and acknowledgment, and agrees that all claims against G. William Higbee in this or any other jurisdiction or forum, including any and all third party claims, shall be and the same hereby are dismissed with prejudice upon approval of this stipulation by the Court.

         2. The parties agree that each side will bear its own open costs.

3. Each party person affixing a signature below warrants his/her authority to execute this stipulation and by such stipulation bind his/her client.
End of stipulation.


SO STIPULATED:

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On behalf of Carnegie International:             On behalf of G. William Higbee

By:  /s/ Richard Gershberg                 By:  /s/ Edward F. Houff
     ---------------------                      -------------------

Richard L. Gershberg, Esquire              Edward F. Houff, Esquire
Federal Bar # 01769                        Federal Bar # 00100
Gershberg & Associates, LLC                Church & Houff, P.A.
11419 Cronridge Drive, Suite 7             Two North Charles St., Suite 600
Owings Mills, Maryland 21117               Baltimore, Maryland 21201
(410) 654.3850                             (410) 539.3900

APPROVAL BY THE COURT:

The foregoing stipulation is APPROVED this 16th day of September 1999.

The Clerk of the Court is directed to enter this action DISMISSED WITH PREJUDICE as to Defendant G. William Higbee. Each party to bear its own costs.

By: /s/ Marvin J. Garbis
    ------------------------
Marvin J. Garbis
United States District Judge

G. William Higbee
September 10, 1999


I, G. William Higbee, hereby retract any statements made or forwarded in writing or on the Internet on or about May 25, 1999, that any individuals associated with Carnegie International Corporation (AMEX:CGY) ("Carnegie") inappropriately sold shares of Carnegie. After I sent the email with its attachment I became aware that the individuals in question did not sell any Carnegie shares but returned them to Carnegie for no consideration. I sincerely regret the statements I made.


By: /s/ G. William Higbee
    ---------------------
G. William Higbee

Richard L. Gershberg, Esquire
Gershberg & Associates, LLC
11419 Cronridge Drive, Suite 7
Owings Mills, Maryland 21117

Re: Carnegie International Corporation v. G. William Higbee, et al ,U. S. District Court, Maryland Docket No. MJG-99-1517

CONFIRMATION OF SETTLEMENT AGREEMENT
Dear Mr. Gershberg:

This letter is written in confirmation of the settlement agreement we have reached in connection with this matter.

1. Your client has agreed to accept my client's statement to the following effect, on a separate paper that your client can publish in its entirety:

I, G. William Higbee, hereby retract any statements made or forwarded in writing or on the Internet on or about May 25, 1999, that any individuals associated with Carnegie International Corporation (AMEXCGY) ("Carnegie") inappropriately sold shares of Carnegie. After I sent the email with its attachment I became aware that the individuals in question did not sell any Carnegie shares but returned them to Carnegie for no consideration. I sincerely regret the statements I made.

Action required: None by Carnegie other than acceptance, which is agreed. I am enclosing a fax copy of that document with this letter as evidence of our good faith compliance with the agreement. Further action is indicated below.

2. Subject to Confidential Agreement.

ACTION REQUIRED: None by Carnegie. I have enclosed the check with this letter. Further action described below.

3. In consideration of Mr. Higbee's actions recited in paragraphs 1 and 2 above, Carnegie will authorize you to execute the attached stipulation of dismissal with prejudice on its behalf. The pertinent language of that dismissal is as follows:

Carnegie International Corporation, for itself and for all persons, firms or corporations that might claim by and/or through it, for good and valuable consideration in light of Mr. Higbee's retraction and statement of regret attached, accepts Mr. Higbee's expression of regret and acknowledgment, and agrees that all claims against G. William Higbee in this or any other jurisdiction or forum, including any and all third party claims, shall be and the same hereby are dismissed with prejudice upon approval of this stipulation by the Court.

ACTION REQUIRED: Please execute the original stipulation attached and return it with the messenger to my office.

Final action: I have requested that the original of the retraction statement be sent to me overnight. As soon as it is received I will forward it to you. When I forward the statement to you, I will submit the finalized stipulation of dismissal to the Court and you may cash the check.

Thank you for your courtesy in this matter. If everything stated here is in accord with our agreement, please indicate that by placing your signature on the line below which will affirm your authority on behalf of your client to make this settlement agreement, and will further indicate you and your client's agreement to the terms and conditions stated in this letter. Please fax the executed copy back to me and place the original executed copy in the mail.

Very truly yours,

/s/ Edward F. Houff
    ---------------
Edward F. Houff

ACKNOWLEDGMENT AND AGREEMENT:

I acknowledge receipt of the foregoing letter and all of its attachments setting out the settlement agreement by and between Carnegie International Corporation and G. William Higbee. I am the attorney for Carnegie International Corporation, and am authorized by the client to enter into this settlement agreement on Carnegie's behalf, and to affix my signature below indicating Carnegie's agreement to the terms and conditions stated in this letter and to execute the Stipulation of Dismissal with prejudice to be filed with the Court.

This day of September, 1999

Richard L. Gershberg

cc: G. William Higbee, Esquire